UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011

TIGRENT INC.

(Exact name of registrant as specified in charter)

Colorado	0-27403	84-1475486
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)

1612 East Cape Coral Parkway, Cape Coral Florida

(Address of principal executive offices)

33904

(Zip code)

(239) 542-0643

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Mediation Settlement Agreement Relating To Acciard and Altimas Litigation

On January 13, 2011, Tigrent Inc. (the “Company”) and its subsidiaries Tigrent Group Inc. and Tigrent Learning Inc. (collectively, the “Tigrent Subsidiaries”) entered into a Mediation Settlement Agreement which settled all claims against the Company and the Tigrent Subsidiaries arising in the two litigation cases pending in the United States District Court for the Middle District of Florida captioned Glenn Acciard, et al. versus Russell Whitney, et al. (originally filed in March 2007 in the Circuit Court for Lee County, Florida) and Thomas L. Altimas, et al. versus Russell Whitney, et al. (originally filed in September 2009).  Additional details regarding these litigation matters may be found in the Company’s periodic reports on Form 10-Q and Form 10-K previously filed under the Securities Exchange Act of 1934 subsequent to the initiation of these cases.

The Mediation Settlement Agreement also settled the claims arising in such cases against Russell A. Whitney for which the Company could have had continuing obligations to advance defense costs and indemnify Mr. Whitney.  Other claims against Mr. Whitney and the other defendants who are unrelated to the Company, including Gulfstream Development Group and other companies affiliated with Mr. Whitney, remain unsettled and pending.

Pursuant to the terms of the Mediation Settlement Agreement, the plaintiffs (approximately 83 individuals) granted a full general release of all claims they had or could have brought against the Company and the Tigrent Subsidiaries and a partial general release of the specific claims they may have had or could have brought against Mr. Whitney to the extent noted above.  In exchange, and without admitting any liability, the Company and the Tigrent Subsidiaries granted full general releases of all claims they had or could have brought against the plaintiffs and agreed to make payments aggregating $525,000 to the plaintiffs in accordance with the following schedule:

January 31, 2011	$225,000
April 30, 2011	$80,000
July 31, 2011	$80,000
October 21, 2011	$70,000
January 31, 2012	$70,000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 20, 2011	TIGRENT INC.

/s/ Steven C. Barre
Steven C. Barre
Chief Executive Officer